As filed with the Securities and Exchange Commission on June 14, 2010

Registration No. 333-166765

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________

Amendment No. 1
to
FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________

DHT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
_______________________

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	26 New Street St. Helier, Jersey JE2 3RA Channel Islands +44 (0) 1534 639759 (Address and telephone number of registrant’s principal executive offices)	N/A (I.R.S. Employer Identification Number)
_______________________

C T Corporation
111 Eighth Avenue
New York, New York 10011
(212) 550-9100
(Name, address and telephone
number of agent for service)

With copies to:

Erik R. Tavzel, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000
_______________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.
_______________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, as amended, check the following box.  ☐
_______________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(1)(3)	Amount of registration fee
Common stock, par value $0.01 per share
Preferred stock, par value $0.01 per share
Debt securities
Total		100%	$200,000,000	$14,260*

_______________________
*          Previously paid.

(1)
There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock and such indeterminate principal amount of debt securities as will have an aggregate initial offering price not to exceed $200 million, or if any securities are issued in any foreign currency units, the equivalent thereof in foreign currencies. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $200 million, less the aggregate dollar amount of all securities previously issued hereunder. The securities being registered also include such indeterminate principal amount of debt securities and such indeterminate number of shares of preferred stock and common stock as may be issued upon conversion of, or in exchange for, any other debt securities or preferred shares that provide for conversion or exchange.

(2)
The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.C. of Form F-3 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933, as amended.

_______________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

$200,000,000

Through this prospectus, we may periodically offer:

●	our common stock;

●	our preferred stock; and

●	our debt securities.

We may from time to time offer and sell the securities directly or through agents, underwriters or broker-dealers at prices and on terms to be determined at the time of sale. These sales may be made on The New York Stock Exchange or other national security exchanges on which our common stock is then traded, in the over-the-counter market or in negotiated transactions. See the section entitled “Plan of Distribution” on page 13 of this prospectus. To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement, which will accompany this prospectus. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a prospectus supplement. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is listed on The New York Stock Exchange under the symbol “DHT.”

Investing in our securities involves risk. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 14, 2010.

______________________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities Exchange Commission, or the “Commission,” using a shelf registration process. Under the shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $200 million. This prospectus provides you with a general description of the securities that may be offered by us. Each time we sell securities, we are required to provide you with this prospectus, as well as a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement, together with all additional information described in the section entitled “Where You Can Find Additional Information” on page 35 of this prospectus.

This prospectus does not contain all the information provided in the registration statement we have filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described in the section entitled “Where You Can Find Additional Information” on page 35 of this prospectus.

PROSPECTUS SUMMARY

Before investing in our securities, you should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference for a more complete understanding of our business and this offering. You should pay special attention to the section entitled “Risk Factors” on page 11 of this prospectus, as well as our financial statements and the related notes.

Unless we specify otherwise, all references and data in this prospectus to our “business,” our “vessels” and our “fleet” refer to the seven vessels comprising our initial fleet (the “initial vessels”) that we acquired simultaneously with the closing of our initial public offering, or “IPO,” on October 18, 2005 and the two Suezmax tankers that we acquired subsequent to our IPO. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and “our company” refer to DHT Holdings, Inc. and its subsidiaries. All references in this prospectus to “DHT Maritime” refer to DHT Maritime, Inc. Our company’s functional currency is the U.S. dollar. All of our revenues and most of our operating costs are in U.S. dollars. All references in this prospectus to “$” and “dollars” refer to U.S. dollars.

Our Company

We operate a fleet of crude oil tankers. As of March 31, 2010, our fleet consisted of three very large crude carriers, or “VLCCs,” which are tankers ranging in size from 200,000 to 320,000 deadweight tons, or “dwt,” two Suezmax tankers, or “Suezmaxes,” which are tankers ranging in size from 130,000 to 170,000 dwt, and four Aframax tankers, or “Aframaxes,” which are tankers ranging in size from 80,000 to 120,000 dwt. Our fleet principally operates on international routes and had a combined carrying capacity of 1,656,921 dwt and an average age of approximately ten years as of March 31, 2010, compared with an average age of approximately 9.7 years for the world crude tanker fleet.

We acquired our seven initial vessels from subsidiaries of Overseas Shipholding Group, Inc., or “OSG,” on October 18, 2005 in exchange for cash and shares of our common stock and have time chartered these vessels back to certain subsidiaries of OSG. In addition, on December 4, 2007 and January 28, 2008, we acquired our two Suezmaxes, the Overseas Newcastle and the Overseas London, respectively, in exchange for cash and have bareboat chartered these vessels to certain subsidiaries of OSG.

Our strategy is to charter our vessels primarily pursuant to multi-year charters so as to take advantage of the stable cash flow associated with long-term charters. In addition, the majority of our charter arrangements include a profit sharing component that gives us the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. As of March 31, 2010, seven of the nine vessels were operated in the Tankers International Pool, the Suezmax International Pool and the Aframax International Pool and we expect our potential to earn additional hire will benefit from the higher utilization rates realized by these pools. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance.

On October 18, 2005, we agreed to time charter our initial vessels to subsidiaries of OSG for terms of five to six and one-half years. Each time charter for our initial vessels may be renewed by the charterer on one or more successive occasions for periods of one, two or three years, up to an aggregate of five, six or eight years, depending on the vessel, from the initial expiration date. On November 26, 2008, we entered into an agreement with OSG whereby OSG exercised its option to extend the charters for the initial vessels upon expiry of the vessels’ initial charter periods. For two of the vessels, the charters were extended at the base rate for 18 months after the initial charter periods expire in October 2010. For five of the vessels, the charters were extended for 12 months following the expiry of the initial charter periods between April 2011 and April 2012 at a base rate for the extension periods which will be the base rate stipulated in the charter agreements or, if the one year time charter rate is lower, a base rate which is no more than $5,000 per day below the base rate stipulated in the charter agreements. When a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel’s class, as decided by a shipbrokers’ panel (subject to specified floors, for certain of our vessels for the declared extension period), or (ii) the basic hire rate set forth in the applicable charter. The shipbrokers’ panel will be The Association of Shipbrokers and Agents Tanker Broker Panel, or the “Broker Panel,” or another panel of brokers mutually acceptable to us and the charterer.

Upon delivery to us of our Suezmax, the Overseas Newcastle, on December 4, 2007, the vessel was bareboat chartered to a subsidiary of OSG for a term of seven years at a basic bareboat charter rate of $26,300 per day for the first three years of the charter term, and $25,300 per day for the last four years of the charter term. In addition to the bareboat charter rate, we will, through the profit sharing element of the charter agreement, earn 33% of the vessel’s earnings above the time charter equivalent rate of $35,000 per day for the first three years of the charter term and above $34,000 per day for the last four years of the charter term, calculated on a four quarter rolling average. At the end of the seven year charter term, OSG has the right to acquire the vessel for $77 million.

 Upon delivery to us of our other Suezmax, the Overseas London, on January 28, 2008, the vessel was bareboat chartered to a subsidiary of OSG for a term of ten years at a basic bareboat charter rate of $26,600 per day for the term of the charter. There is no profit sharing element under this bareboat charter. OSG has the right to acquire the vessel at the end of the eighth, ninth and tenth year of the charter term at a price of $71 million, $67 million and $60 million, respectively. If OSG elects to exercise its purchase option, we will, in addition to the purchase option price, receive an amount equal to 40% of the difference between the market price of the vessel at the time the purchase option is exercised and the purchase option price.

DHT Maritime was incorporated under the name of Double Hull Tankers, Inc. in April 2005 under the laws of the Marshall Islands. In June 2008, the stockholders voted to approve an amendment to DHT Maritime’s articles of incorporation to change its name to DHT Maritime, Inc. On February 12, 2010, DHT Holdings, Inc. was incorporated under the laws of the Marshall Islands. On March 1, 2010, DHT Maritime effected a series of transactions, or the “2010 Transactions,” that resulted in DHT Holdings, Inc. becoming the publicly held parent company of DHT Maritime. As a result, DHT Holdings, Inc. became the successor issuer to DHT Maritime pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended, or “Exchange Act.” In connection with the 2010 Transactions, each stockholder of DHT Maritime common stock on March 1, 2010 received one share of DHT Holdings, Inc. common stock for each share of DHT Maritime common stock held by such stockholder on such date. Following the 2010 Transactions, shares of DHT Maritime no longer trade on The New York Stock Exchange, or “NYSE.”  Instead, shares of DHT Holdings, Inc. common stock now trade on the NYSE under the ticker symbol “DHT,” which is the same ticker symbol of DHT Maritime. Our principal executive offices are located at 26 New Street, St. Helier, Jersey, Channel Islands, JE2 3RA and our telephone number at that address is +44 (0) 1534 639759. Our website address is www.dhtholdings.com. The information on our website is not a part of this prospectus.

Our Fleet

We purchased our three VLCCs and four Aframaxes from subsidiaries of OSG in connection with our IPO. Our three VLCCs, due to their large size, principally operate on long-haul routes from the Middle East or West Africa to the Far East, Northern Europe, the Caribbean and the U.S. Gulf, trading through the Tankers International Pool. Although our four Aframaxes are also designed for global trading, two of our Aframaxes typically trade through the Aframax International Pool in the Atlantic Basin on shorter-haul routes between Northern Europe, the Caribbean, the United States and the Mediterranean Sea. Our remaining two Aframaxes are employed in OSG’s lightering trade, primarily in the U.S. Gulf. The two Suezmaxes principally operate on routes from West Africa to the U.S. Gulf, and in the Atlantic Basin on routes between Northern Europe, the Caribbean, the United States and the Mediterranean.

The following table presents certain information concerning our seven initial vessels and their associated time charters, each of which commenced on October 18, 2005:

Vessel	Type	Approximate Dwt	Year Built	Term of Initial Charter	2010 Basic Charter Rate(1)	Term of Extension Periods	Maximum Aggregate Extension Term
				(years)	($/day)	(years)	(years)
Overseas Ann	VLCC	309,327	2001	6½	$37,800	1, 2 or 3	7
Overseas Chris	VLCC	309,285	2001	6	37,800	1, 2 or 3	7
Overseas Regal	VLCC	309,966	1997	5½	37,800	1, 2 or 3	5
Overseas Cathy	Aframax	112,028	2004	6¼	25,100	1, 2 or 3	7
Overseas Sophie	Aframax	112,045	2003	5¾	25,100	1, 2 or 3	7
Overseas Rebecca	Aframax	94,873	1994	5	19,100	1, 2 or 3	3½
Overseas Ania	Aframax	94,848	1994	5	19,100	1, 2 or 3	3½
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(1)   Amounts represent basic hire charter rates, which increase annually by amounts that vary by vessel class and year.

The following table presents certain information concerning our two Suezmaxes and their associated bareboat charters, each of which commenced upon delivery of the vessels on December 4, 2007 and January 28, 2008, respectively:

Vessel	Type	Dwt	Year Built	Delivery Date	Term of Bareboat Charter
					(years)
Overseas Newcastle	Suezmax	164,626	2001	Dec. 2007	7
Overseas London	Suezmax	152,923	2000	Jan. 2008	10

Our Charters

We have time chartered our three VLCCs and four Aframaxes to subsidiaries of OSG for remaining charter terms ranging between two and three years. In addition, OSG has extension options ranging from three to seven years. We have bareboat chartered each of our Suezmaxes to subsidiaries of OSG for terms of seven years and ten years, respectively, which commenced upon delivery of the vessels in early December 2007 and late January 2008, respectively. The daily base charter rate for each of our vessels, which we refer to as basic hire, is payable to us monthly in advance.

With respect to our seven initial vessels, the charterers and OSG International, Inc., or “OIN,” the charterers’ parent company, have agreed to pay us, in addition to the basic hire, an additional payment, quarterly in arrears, which we refer to as “additional hire.”  The additional hire payable, if any, in respect of any given quarter will be equal to 40% of the excess, if any, of the aggregate charter hire earned (or deemed earned in the event that a vessel is operated in the spot market outside a pool) by the charterers on all of our vessels above the aggregate basic hire paid by the charterers to us in respect of all of our vessels during the calculation period. Revenue is calculated on an aggregate fleetwide basis, and depends on whether our vessels are operated in a pool:

●
if a vessel is operated in a pool, revenue earned by that vessel equals the share of actual pool net earnings allocated to the charterer, as determined by a formula administered by the pool manager; and

●	if a vessel is operated outside of a pool:

●
for periods that the charterer subcontracts the vessel under a time charter, revenue earned by that vessel equals the time charter hire earned by the charterer, net of specified fees incurred by the charterer; and

●
for periods that the charterer does not subcontract the vessel in the time charter market, revenue deemed to be earned by that vessel is based on average spot market rates, which are rates for the immediate chartering of a vessel (usually for a single voyage), determined by a shipbrokers’ panel for a series of routes commonly served by vessels of the same class.

A pool constitutes a collection of similar vessels under various ownerships that are placed for operation under one administrator, which we refer to as the “pool manager.”  The pool manager markets the vessels as a single, cohesive fleet and collects, or pools, their net earnings prior to distributing them to the individual owners under a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance. Pools offer their participants more opportunities to enter into multi-legged charters and contracts of affreightment, which can reduce non-earning days through scheduling efficiencies.

The three VLCCs in our fleet currently participate in the Tankers International Pool, in which OSG and eight other tanker companies participate. As of March 31, 2010, the Tankers International Pool consisted of 41 VLCCs and V Pluses, making it one of the world’s largest VLCC fleets. Two of the four Aframaxes in our fleet currently participate in the Aframax International Pool, the world’s second largest Aframax fleet, which, as of March 31, 2010, operated 41 Aframaxes and has 11 members, including OSG (which is the pool manager).

With respect to the Overseas Newcastle, one of our Suezmaxes, the charterer has agreed to pay us, in addition to the basic hire, additional hire equal to 33% of the average revenue that the vessel earns for the charterer (averaged on a rolling four quarter basis) in excess of the time charter equivalent rate of $35,000 per day for the first three years of the charter term and above $34,000 per day for the last four years of the charter term. We do not receive any additional hire in respect of the Overseas London, our other Suezmax.

Technical Management of Our Fleet

In connection with each of our VLCCs and Aframaxes, we have entered into ship management agreements with Tanker Management, a wholly-owned subsidiary of OSG, with effect from January 16, 2009, which we refer to as the “ship management agreements.” Under the ship management agreements, Tanker Management is responsible for performing the technical management of these vessels, including crewing, maintenance, ordinary repairs and scheduled drydockings. In exchange for these services, we pay Tanker Management the actual cost of operating and drydocking of the vessel as well as an annual fixed management fee. The ship management agreements are cancelable by us or Tanker Management for any reason at any time upon 90 days’ prior written notice to the other. If a ship management agreement is terminated, we will be required to pay a termination fee of $45,000 per vessel to cover costs of the manager associated with termination. We will also be required to obtain the consent of the applicable charterer and our lenders before we appoint a new manager; provided, however, such consent may not be unreasonably withheld. Our two Suezmaxes are on bareboat charters to subsidiaries of OSG. We do not incur any operating costs associated with these vessels, since under a bareboat charter arrangement the charterer is responsible for paying all costs of operating the vessel, including voyage, vessel expenses and the cost of drydocking.

Dividend Policy

We did not pay any quarterly dividends to holders of our common stock in the first quarter of 2010 or the last three quarters of 2009. On May 19, 2010, our board of directors declared a cash dividend of $0.01 per share for the second quarter of 2010 payable on June 8, 2010 for shareholders of record as of May 31, 2010. Our board of directors may review and amend our dividend policy from time to time in accordance with any future growth of our fleet or for other reasons.

Our Credit Facility

We are a holding company and have no significant assets other than the equity interests in our subsidiaries. DHT Maritime’s subsidiaries own all of our vessels, and payments under our charters are made to DHT Maritime’s subsidiaries. On October 18, 2005, DHT Maritime and its subsidiaries entered into a $401 million secured credit facility with The Royal Bank of Scotland, or “RBS,” for a term of ten years, with no principal amortization for the first five years. This secured credit facility initially consisted of a $236 million term loan, a $150 million vessel acquisition facility and a $15 million working capital facility. The secured credit facility is secured by mortgages on all of our vessels, assignments of earnings and insurances and pledges over DHT Maritime’s bank accounts. DHT Maritime is the borrower under the secured credit facility and each of DHT Maritime’s vessel owning subsidiaries has guaranteed its performance thereunder.

DHT Maritime borrowed the entire amount available under the term loan upon the completion of our IPO to fund a portion of the purchase price for the seven initial vessels that we acquired from certain subsidiaries of OSG. On November 29, 2007, DHT Maritime amended the secured credit facility to increase the total commitment thereunder by $19 million to $420 million. Under the terms of the amended secured credit facility, the previous $15 million working capital facility and $150 million vessel acquisition facility were cancelled and replaced with a new $184 million vessel acquisition facility, which was used to fund the entire purchase price of our two Suezmaxes, the Overseas Newcastle and the Overseas London. Following delivery of the Overseas London on January 28, 2008, the acquisition facility was fully drawn.

In October 2008, DHT Maritime repaid $75 million under the secured credit facility. In June 2009, DHT Maritime repaid a further $50 million under the secured credit facility and in March 2010, DHT Maritime prepaid $28 million under the secured credit facility in connection with the 2010 Transactions. Following these repayments, the secured credit facility is repayable with $0.25 million in July 2012, $4.0 million in October 2012 and January 2013, $4.4 million in April 2013, 16 quarterly payments from July 2013 to April 2017 of $9.1 million and a final payment of $108.1 million in July 2017.

Borrowings under the initial $236 million term loan bear interest at an annual rate of LIBOR plus a margin of 0.70%. Borrowings under the vessel acquisition portion of the secured credit facility bear interest at an annual rate of LIBOR plus a margin of 0.85%. To reduce our exposure to fluctuations in interest rates, we entered into an interest rate swap on October 18, 2005 pursuant to which we fixed the interest rate for five years on the full amount of the term loan at 5.60%. On October 16, 2007, we fixed the interest rate for five years on $100 million of the outstanding debt at a rate of 5.95% through a swap agreement with respect to $92.7 million effective as of December 4, 2007 and a further $7.3 million effective as of January 18, 2008. In June 2009 and in connection with the 2010 Transactions, we terminated $42 million and $35 million notional amount under such swap agreement, respectively. We were required to pay a $1.5 million fee in connection with the arrangement of the secured credit facility (which we funded with a portion of the net proceeds from our IPO). We were required to pay an arrangement fee of $95,000 in October 2007 in connection with the increase in the secured credit facility from $401 million to $420 million.

First Quarter 2010 Summary Consolidated Financial Statements

The following sets forth certain information with respect to our results of operations for the three months ended March 31, 2010. The summary information for the three months ended March 31, 2010 is unaudited and reflects any adjustments necessary, in management’s opinion, for a fair presentation of such information.  Beginning on January 1, 2009, we changed the basis on which we prepare our consolidated financial statements from U.S. Generally Accepted Accounting Principles, or “U.S. GAAP,” to the International Financial Reporting Standards, or “IFRS,” as issued by the International Accounting Standards Board, or “IASB.”  There are no differences in the statements of operations and equity between IFRS and U.S. GAAP.

Summary Consolidated Statement of Financial Position
($ in thousands)

	At March 31,	At December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$49,389	$72,664
Voyage receivables from OSG	-	-
Prepaid expenses	827	1,329
Prepaid technical management fee to OSG	2,619	1,958
Total current assets	52,835	75,951

Vessels, net of accumulated depreciation	434,028	441,036
Other long-term receivables	1,106	984
Total assets	$487,969	$517,971

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$5,512	$6,250
Derivative financial instruments	9,008	11,779
Deferred shipping revenues	7,643	7,898
Total current liabilities	22,163	25,927

Long-term liabilities
Long-term debt	265,088	293,041
Derivative financial instruments	4,345	6,646
Other long-term liabilities	451	433
Total long-term liabilities	269,884	300,120

Total liabilities	292,047	326,047

Stockholders’ equity
Common stock	487	487
Paid-in additional capital	239,868	239,624
Retained earnings/(deficit)	(36,130)	(33,824)
Accumulated other comprehensive income/(loss)	(8,303)	(14,363)
Total stockholders’ equity	195,922	191,924
Total liabilities and stockholders’ equity	$487,969	$517,971

Summary Consolidated Income Statement
($ in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)

Shipping revenues	$22,417	$29,810

Operating expenses
Vessel expenses	7,180	7,090
Depreciation and amortization	7,008	6,465
General and administrative	1,827	1,109
Total operating expenses	16,015	14,664
Income from vessel operations	6,402	15,146

Interest income	19	94
Interest expense	(3,933)	(4,872)
Fair value gain/(loss) on derivative instruments	(987)	(3,509)
Other financial income/(expenses)	(3,710)	-
Net income / profit for the period	$(2,209)	$6,859

Basic net income per share	$(0.05)	$0.17
Diluted net income per share	(0.05)	0.17

Weighted average number of shares (basic)	48,688,005	39,254,558
Weighted average number of shares (diluted)	48,688,005	39,254,558

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Profit for the period	$(2,209)	$6,859

Other comprehensive income:
Cash flow hedges	6,060	2,669

Total comprehensive income for the period	$3,851	$9,528

Summary Consolidated Statements of Cash Flows
($ in thousands)

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)

Cash Flows from Operating Activities:
Net income	$(2,209)	$6,859
Items Included in net income not effecting cash flow:
Depreciation and amortization	7,056	6,513
Amortization related to interest and swap expense	987	3,509
Deferred compensation related to options and restricted stock	244	309
Changes in operating assets and liabilities:
Receivables	-	1,519
Prepaid expenses	(281)	74
Accounts payable, accrued expenses and deferred revenue	(975)	(5,087)
Net cash provided by operating activities	4,822	13,696

Cash Flows from Investing Activities:
Investments in vessels	-	-

Net cash used in investing activities	-	-

Cash flows from Financing Activities
Issuance/(buy back) of common stock	-	-
Issuance of long-term debt, net of acquisition costs	-	-
Cash dividends paid	(97)	(11,780)
Deferred offering costs	-	-
Repayment of long-term debt	(28,000)	-
Net cash provided by / (used in) financing activities	(28,097)	(11,780)

Net increase/(decrease) in cash and cash equivalents	(23,275)	1,916
Cash and cash equivalents at beginning of period	72,664	59,020

Cash and cash equivalents at end of period	49,389	60,936

Interest paid	$4,275	$4,614

Summary Consolidated Statement of Changes
in Stockholders’ Equity
($ in thousands, except per share amounts)

	Common Stock		Paid-in Additional	Retained	Cash Flow
	Shares	Amount	Capital	Earnings	Hedges	Total Equity
Balance at January 1, 2009	39,238,807	$392	$200,570	$(26,721)	$(26,418)	$147,823
Total comprehensive income				6,859	2,669	9,528
Cash dividends declared and paid				(11,780)		(11,780)
Issue of common stock						-
Compensation related to options and restricted stock	28,609		309			309
Balance at March 31, 2009	39,267,416	$392	$200,879	($31,642)	$(23,749)	$145,880

Balance at January 1, 2010	48,675,897	$487	$239,624	($33,824)	$(14,363)	$191,924
Total comprehensive income				(2,209)	6,060	3,851
Cash dividends declared and paid				(97)		(97)
Issue of common stock						-
Compensation related to options and restricted stock	26,284		244			244
Balance at March 31, 2010	48,702,181	$487	$239,868	$(36,130)	$(8,303)	$195,922

RISK FACTORS

We have identified a number of risk factors which you should consider before buying the securities described in this prospectus. These risk factors are incorporated by reference into this prospectus from our most recent annual report on Form 20-F filed with the Commission. For further details, see the section entitled “Where You Can Find Additional Information” on page 35 of this prospectus. In addition, you should carefully consider any risks set forth under the heading “Risk Factors” in the accompanying prospectus supplement before investing in the securities offered by this prospectus. If the events discussed in the risk factors referred to above occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected. In such a case, the market price of our common stock could decline and you may lose all or part of your investment. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or risks that we deem immaterial may also impair our business operations.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include, without limitation, vessel acquisitions, business acquisitions or other strategic alliances, reduction of outstanding borrowings, capital expenditures and working capital.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is set forth below. We have derived the ratios of earnings to fixed charges from our historical consolidated financial statements. For the 290 days from January 1, 2005 to October 17, 2005 the consolidated financial statements represent the predecessor combined carve-out financial statements of the seven subsidiaries of OSG that owned the vessels comprising our initial fleet. The predecessor combined carve-out financial statements are not indicative of the results we would have achieved had we operated as an independent public company for any period presented. The ratio should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein. Our ratio of earnings to fixed charges for the three months ended March 31, 2010 and the two fiscal years ended December 31, 2008 and 2009 has been calculated in accordance with IFRS, as issued by the IASB.  For all prior periods, this ratio has been calculated in accordance with U.S. GAAP, which differ in certain respects from IFRS.

		For the Year Ended December 31,				For the Period
	For the Three Months Ended March 31, 2010	2009	2008	2007	2006	Oct. 18 - Dec. 31, 2005	Jan. 1 - Oct. 17, 2005
	IFRS			U.S. GAAP
Ratio of Earnings to Fixed Charges	*	1.82	2.92	2.90	3.56	4.30	13.14

*For the three months ended March 31, 2010, earnings were insufficient to cover fixed charges by approximately $2.2 million.

We have computed the ratio of earnings to fixed charges set forth above by dividing earnings by fixed charges. For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest on all indebtedness and cost of swap termination but excluding fair value gain/loss on derivative financial instruments.  For a more detailed calculation of the ratio of earnings to fixed charges, see Exhibit 12.1 to the registration statement.

As of the date of this prospectus, we have no preference shares outstanding and have not declared or paid any dividends on preference shares for the periods set forth above.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to a total of $200 million. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

We may sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

●
on The New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in privately negotiated transactions;

●	in an exchange distribution in accordance with the rules of the applicable exchange;

●	as settlement of short sales entered into after the date of the prospectus;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through broker-dealers, who may act as agents or principals;

●	through sales “at the market” to or through a market-maker;

●	in a block trade, in which a broker-dealer will attempt to sell a block as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	through one or more underwriters on a firm commitment or best-efforts basis;

●	directly to one or more purchasers;

●	through agents;

●	in options transactions;

●	over the internet;

●	any other method permitted pursuant to applicable law; or

●	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

●	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions; or

●	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, or “Securities Act,” rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions or other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA,” the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

DESCRIPTION OF COMMON STOCK

A description of our common stock can be found in our Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

DESCRIPTION OF PREFERRED STOCK

The material terms of any series of preferred stock that we offer, together with any material U.S. federal income tax considerations relating to such preferred stock, will be described in a prospectus supplement.

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine the terms of and rights attaching to such preferred stock, including with respect to, among other things, dividends, conversion, voting, redemption, liquidation, designation and the number of shares constituting any such series. The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured general obligations or secured obligations, which may be senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”). The senior debt securities and subordinated debt securities are together referred to in this prospectus as the “debt securities.”  Any debt securities offered pursuant to this prospectus may be convertible debt securities. The debt securities may be issued from time to time in one or more series, under one or more indentures, the form of which is attached as an exhibit to the registration statement of which this prospectus forms a part, each dated as of a date on or prior to the issuance of the debt securities to which it relates. If we issue subordinated debt securities, the terms and provisions of those securities will be set forth in a supplemental indenture. When we refer to an “indenture” in this prospectus, we are referring to the applicable indenture entered into between us and the trustee to be named in such indenture, as supplemented by any supplemental indenture. The indentures will be filed either as exhibits to an amendment to the registration statement of which this prospectus forms a part or a prospectus supplement, or as exhibits to reports filed under the Exchange Act that will be incorporated by reference into the registration statement of which this prospectus forms a part or a prospectus supplement. Each indenture will be subject to and governed by the Trust Indenture Act of 1939, or “Trust Indenture Act.”  If we issue any subordinated debt securities, the description of those securities and the subordinated indenture will be set forth in the related prospectus supplement.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations, as well as any applicable modifications of, or additions to, the general terms of the debt securities described below, which modifications and additions may be contained in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

The indenture will not limit the aggregate principal amount of debt securities which may be issued. The debt securities may be issued in one or more series. Unless otherwise provided in a prospectus supplement, the senior debt securities will have the same rank as all our other unsubordinated indebtedness. Each series of subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our senior indebtedness.

If we decide to issue any debt securities pursuant to this prospectus, we will describe in a prospectus supplement the terms of the debt securities being offered, including the following:

●	the title, aggregate principal amount and authorized denominations;

●	the issue price, expressed as a percentage of the aggregate principal amount;

●	the maturity date;

●	the interest rate or the method for determining the interest rate, if any;

●
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

●
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed, and any other terms and provisions of optional or mandatory redemptions;

●	the denominations in which offered debt securities of the series will be issuable;

●	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

●	any events of default not set forth in this prospectus;

●	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

●
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

●	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which such election may be made;

●
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

●
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

●	whether the indenture will provide for any covenants, including covenants restricting our ability to pay dividends or incur additional indebtedness;

●	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

●	the identity of the depository for global securities;

●	the terms of the subordination of any series of subordinated debt;

●	any listing on any securities exchange or quotation system;

●	additional provisions, if any, related to defeasance and discharge of the offered debt securities;

●
whether payments on the offered debt securities will be made without withholding or deduction for any taxes or other governmental charges in effect on the date of issuance of the debt securities or imposed in the future;

●	the amount of discount or premium, if any, with which such debt securities will be issued;

●	a discussion of any material U.S. federal income tax considerations applicable to the debt securities; and

●	additional terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate securities. U.S. federal income tax consequences and other special considerations applicable to any such securities will be described in the applicable prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, the debt securities may be transferred or exchanged at the principal corporate trust office of the applicable trustee. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Global Securities

We expect that the following provisions will generally apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for the individual debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository, or by a nominee of such depository to such depository or another nominee of such depository, or by such depository or any such nominee to a successor of such depository or a nominee of such successor, and except in the circumstances described in the applicable prospectus supplement.

Upon the issuance of any global security, and the deposit of such global security with or on behalf of the depository for such global security, the depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of institutions that have accounts with such depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in a global security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the depository for such global security or by its nominee. Ownership of beneficial interests in a global security by persons that hold such interests through participating institutions will be shown on, and the transfer of such beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of such securities in certificated form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as otherwise provided in the applicable indenture and prospectus supplement, and except as specified below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in certificated form and will not be considered the owners or holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which such person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in a global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise provided in the applicable prospectus supplement, payments of principal, premium and interest on individual debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to such depository or its nominee, as the case may be, as the registered owner of such global security.

We expect that the depository for any debt securities represented by a global security, or its nominee, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository or its nominee. We also expect that payments by participating institutions to owners of beneficial interests in a global security held through such participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street names.”  Such payments will be the responsibility of such participating institutions. None of us, the trustee for the debt securities or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Unless otherwise specified in the applicable prospectus supplement or indenture, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

●
the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days of such event;

●	we in our sole discretion determine that the global security shall be exchangeable for certificated debt securities; or

●	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

If definitive debt securities are issued, an owner of a beneficial interest in the global security will be entitled to physical delivery of individual debt securities in certificated form of the series represented by that global security equal in principal amount to their beneficial interest, and to have the debt securities in certificated form registered in their name.

Covenants

The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities and described in a prospectus supplement. These covenants may limit or restrict, among other things:

●	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

●	our ability to make certain payments, dividends, redemptions or repurchases;

●	our ability to create dividend and other payment restrictions affecting our subsidiaries;

●	our ability to make investments;

●	mergers and consolidations by us or our subsidiaries;

●	sales of assets by us;

●	our ability to enter into transactions with affiliates;

●	our ability to incur liens; and

●	our ability to enter into sale and leaseback transactions.

You should carefully read the applicable prospectus supplement and indenture for a description of the specific covenants applicable to the series of debt securities being offered.

Modification of the Indenture

Modifications and amendments of the indenture as it applies to a series of debt securities may be made without notice to any holder but with the written consent of the holders of a majority in principal amount of the then outstanding debt securities of such series.

However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

●	reduce the principal amount of debt securities whose holders must consent to an amendment, modification, supplement or waiver;

●	reduce the rate of or extend the time of payment for interest on any debt security;

●	reduce the principal amount or extend the stated maturity of any debt security;

●	reduce the amount payable upon the redemption of any debt security or add redemption provisions to any debt security;

●	make any debt security payable in money other than that stated in the indenture or the debt security; or

●	impair the right to institute suit for the enforcement of any payment with respect to the debt securities.

Without the consent of any holder, we and the trustee may amend or supplement the indenture to surrender any right or power conferred upon us by the indenture, to add further covenants, restrictions, conditions or provisions for the protection of holders, to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of our obligations under the indenture as permitted thereunder, to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture or to make any other change that does not adversely affect the rights of any holder.

Events of Default

Each of the following constitutes an event of default with respect to a series of debt securities:

●	our failure to pay interest (including additional interest, if applicable) on any debt securities within 30 days of when such amount becomes due and payable;

●	default in any payment of principal amount or redemption price with respect to any debt security when such amount becomes due and payable;

●	default in the performance of any applicable covenant or agreement with respect to the debt securities or the applicable indenture which continues for 60 days after we receive notice of such default;

●
default under any debt for money borrowed by us or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount in excess of a minimum amount set forth in the applicable indenture, without such debt having been discharged or acceleration having been rescinded or annulled within ten days after we receive notice of such default;

●
any judgment or judgments for the payment of money (to the extent not insured by a reputable and creditworthy insurer that has not contested coverage with respect to the underlying claim) in an aggregate amount in excess of a minimum amount set forth in the applicable indenture that shall be rendered against us or any subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

●	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

There may be such other or different events of default as described in the applicable prospectus supplement and indenture with respect to any class or series of offered debt securities.

A default under the third bullet point above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

We will deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare, by notice to us in writing (and to the trustee, if given by holders of such debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the debt securities in such series then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us shall occur, such amount with respect to all the debt securities shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

In addition, the holders of at least a majority in principal amount of the then outstanding debt securities of a series may waive an existing default and its consequences under the indenture, except a default in the payment of principal or interest and in respect of certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security in a series.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities.

No holder of debt securities will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

●	such holder has previously given to the trustee written notice of a continuing event of default;

●
the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made a written request and offered indemnity to the trustee reasonably satisfactory to it to institute such proceeding as trustee; and

●
the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any debt security for enforcement of payment of the principal of, and premium, if any, or interest on, such debt security on or after the respective due dates expressed in such debt security.

If a default with respect to the debt securities occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interest of the holders of the debt securities.

We are required to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Within 30 days after the occurrence of any default or event of default, we are required to deliver to the trustee written notice in the form of an officer’s certificate a statement specifying our status and what actions we are taking or propose to take with respect thereto.

Defeasance and Discharge

We may terminate at any time all our obligations with respect to any series of debt securities and the applicable indenture, which we refer to in this prospectus as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. In addition, we may also terminate at any time our obligations with respect to any series of debt securities with respect to certain covenants that are described in the applicable indenture, which we refer to in this prospectus as “covenant defeasance,” except for certain covenants, including the covenant to make payments in respect of the principal, premium, if any, and interest on the debt securities. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute events of default with respect to the debt securities. We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default specified in the third bullet point under “—Events of Default.”

The legal defeasance option or the covenant defeasance option with respect to a series of debt securities may be exercised only if:

●	we irrevocably deposit in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on such debt securities to maturity;

●
we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the debt securities to maturity;

●
123 days pass after the deposit is made and during the 123-day period no default described in the sixth bullet point under “—Events of Default” occurs with respect to us or any other person making such deposit which is continuing at the end of the period;

●	no default or event of default has occurred and is continuing on the date of such deposit;

●	such deposit does not constitute a default under any other agreement or instrument binding us;

●	we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940;

●	in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that:

●	we have received from the Internal Revenue Service, or the “IRS,” a ruling; or

●
since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

●
in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

●
we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of such debt securities have been complied with as required by the indenture.

A prospectus supplement will further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Discharge of the Indenture

When (i) we deliver to the trustee all outstanding debt securities of a series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of a series have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of a series, including interest thereon, and if in either case we pay all other sums related to such debt securities payable under the indenture by us, then the indenture shall, subject to certain surviving provisions, cease to be of further effect as to all outstanding debt securities of such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to such series of debt securities on our demand accompanied by an officers’ certificate and an opinion of counsel.

Regarding the Trustee

Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

No Recourse

None of our directors, officers, employees, stockholders or affiliates, as such, will have any liability for any of our obligations under the debt securities or the indenture. Each holder will waive and release all such liability subject to any liability imposed by the Securities Act or the Trust Indenture Act.

Provisions Applicable Only To Subordinated Debt Securities

As set forth in a prospectus supplement, the subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be subordinated to all of our existing and future senior indebtedness, as may be defined in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of DHT Maritime, Inc. appearing in DHT Holdings, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2009 and the effectiveness of DHT Maritime’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

DHT Holdings, Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Jersey, the Channel Islands. A majority of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of our common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the United States dollar) may be subject to special rules.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN LAW OF THE OWNERSHIP OF OUR COMMON STOCK.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to us and stockholders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

U.S. Federal Income Tax Considerations

This discussion is based on the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations issued thereunder, published administrative interpretations of the IRS and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis.

Taxation of Operating Income: In General

Our vessel-owning subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, our subsidiaries are treated as branches rather than as separate corporations.

Unless exempt from U.S. federal income taxation under the rules contained in Section 883 of the Code (discussed below), a foreign corporation is subject to U.S. federal income taxation on its shipping income that is treated as derived from sources within the United States, referred to as “United States source shipping income.”  For these purposes “shipping income” means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses. For tax purposes, United States source shipping income includes (i) 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States and (ii) 100% of shipping income that is attributable to transportation that both begins and ends in the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions, as described below. We have not, nor do we believe we will, engage in transportation that produces income which is considered to be 100% from sources within the United States.

Exemption of operating income from U.S. federal income taxation

Under Section 883 of the Code and the regulations thereunder, we will be exempt from U.S. federal income taxation on our United States source shipping income if:

●	we are organized in a foreign country, or the “country of organization,” that grants an “equivalent exemption” to corporations organized in the United States; and

●	either

(A) more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, referred to as the “50% Ownership Test,” or

(B) our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, referred to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to United States corporations. Therefore, we will be exempt from U.S. federal income taxation with respect to our United States source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met. Because shares of our common stock are traded on the NYSE, it is difficult to satisfy the 50% Ownership Test due to the widely-held ownership of our stock.

As to the Publicly-Traded Test, the regulations under Code Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. We believe that our common stock, which is, and will continue to be, the sole class of our issued and outstanding stock, is, and will continue to be, “primarily traded” on the NYSE, which is an established securities market for these purposes.

The Publicly-Traded Test also requires our common stock to be “regularly traded” on an established securities market. Under the regulations, our common stock is considered to be “regularly traded” on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on the market, referred to as the “listing threshold.”  The regulations further require that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year (as appropriately adjusted in the case of a short taxable year). We believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests. However, even if we do not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if our common stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock. We believe this is and will continue to be the case.

Notwithstanding the foregoing, a class of our stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of our outstanding stock, referred to as the “5 Percent Override Rule.”

In order to determine the persons who actually or constructively own 5% or more of our stock, or “5% Stockholders,” we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission as having a 5% or more beneficial interest in our common stock. In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

In the event the 5 Percent Override Rule is triggered, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be “qualified stockholders” for purposes of Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during the taxable year.

We believe that we have satisfied and will continue to satisfy the Publicly-Traded Test and that the 5 Percent Override Rule has not been and will not be applicable to us. However, no assurance can be given that this will be the case in the future.

In any year that the 5 Percent Override Rule is triggered with respect to us, we are eligible for the exemption from tax under Section 883 only if we can nevertheless satisfy the Publicly-Traded Test (which requires, among other things, showing that the exception to the 5 Percent Override Rule applies) or if we can satisfy the 50% Ownership Test. In either case, we would have to satisfy certain substantiation requirements regarding the identity of our stockholders in order to qualify for the Section 883 exemption. These requirements are onerous and there is no assurance that we would be able to satisfy them.

To the extent the benefits of Section 883 are unavailable, our United States source shipping income, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being United States source shipping income, the maximum effective rate of U.S. federal income tax on its shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our United States source shipping income is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” United States source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.

Our United States source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:

●	we had, or were considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and

●
substantially all of our United States source shipping income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not have, nor will we permit circumstances that would result in our having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our United States source shipping income is or will be “effectively connected” with the conduct of a United States trade or business.

United States taxation of gain on sale of vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel will be considered to occur outside of the United States.

U.S. Federal Income Taxation of “United States Holders”

As used herein, the term “United States Holder” means a beneficial owner of common stock that:

●
is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

●	owns our common stock as a capital asset; and

●	owns less than 10% of our common stock for U.S. federal income tax purposes.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, we suggest that you consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies, or “PFICs,” below, any distributions made by us with respect to our common stock to a United States Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as “passive income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common stock to a United States Holder who is an individual, trust or estate (a “United States Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such United States Non-Corporate Holder at a preferential tax rate of 15% (for payments made in taxable years beginning before this preferential tax rate expires on January 1, 2011) provided that (i) the common stock is readily tradable on an established securities market in the United States (such as the NYSE); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); (iii) the United States Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend and (iv) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a stockholder’s adjusted basis in a share of common stock—paid by us. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

There is no assurance that any dividends paid on our common stock will be eligible for the 15% preferential tax rate in the hands of a United States Non-Corporate Holder. Moreover, it is unclear whether the 15% preferential tax rate on dividends will be extended before January 1, 2011 or, in the alternative, whether it will expire on such date. Any dividends that we pay from earnings and profits which are not eligible for this preferential tax rate will be taxed at ordinary income rates in the hands of a United States Non-Corporate Holder.

In addition, even if we are not a PFIC, under proposed legislation, dividends of a corporation incorporated in a country without a “comprehensive income tax system” paid to United States Non-Corporate Holders would not be eligible for the 15% tax rate. Although the term “comprehensive income tax system” is not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands.

Sale, exchange or other disposition of common stock

Provided that we are not a PFIC for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of United States Non-Corporate Holders are eligible for reduced rates of taxation. A United States Holder’s ability to deduct capital losses against ordinary income is subject to certain limitations.

PFIC status and significant tax consequences

Special U.S. federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In particular, United States Non-Corporate Holders will not be eligible for the 15% tax rate on qualified dividends. In general, we will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder held our common stock, either:

●
at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

●	at least 50% of the average value of our assets during such taxable year consists of “passive assets” (i.e., assets that produce, or are held for the production of, passive income).

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

We believe that it is more likely than not that we are not currently a PFIC and will not be a PFIC. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and that the assets we own and operate in connection with the production of that income do not constitute passive assets.

We believe there is legal authority supporting this position, consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as service income for other tax purposes. However, the existing legal authorities do not specifically relate to the statutory provisions governing PFICs and do not relate to circumstances substantially similar to our own. In the context of a different set of rules under the Code, the U.S. Court of Appeals for the Fifth Circuit has held that, contrary to the position of the IRS in that case, income received under a time charter of vessels should be treated as rental income rather than services income. Even though the IRS took the contrary position in that case, in recent unofficial guidance the IRS cited the Fifth Circuit decision favorably to support the conclusion that income received under a time charter of vessels engaged in the exploration for, or exploitation of, natural resources should be characterized as leasing or rental income. If the IRS were to apply the reasoning of this unofficial guidance to our shipping operations, the gross income we derive or are deemed to derive from our time chartering activities would be treated as rental income, and we would probably be a PFIC. As a result, the IRS or a court could disagree with our position that we are not currently a PFIC. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

Under recently enacted legislation, if we were to be treated as a PFIC for any taxable year after 2010, a United States Holder would be required to file an annual report with the IRS for that year with respect to such holder’s common stock. In addition, as discussed more fully below, a United States Holder would be subject to different taxation rules depending on whether the United States Holder made an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.”  As an alternative to making a QEF election, a United States Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below.

Taxation of United States Holders making a timely QEF election

If we were a PFIC and a United States Holder made a timely QEF election, which United States Holder is referred to as an “Electing Holder,” the Electing Holder would report each year for United States federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain (which gain shall not exceed our earnings and profits for the taxable year), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. Any such ordinary income would not be eligible for the preferential tax rates applicable to qualified dividend income as discussed above. The Electing Holder’s adjusted tax basis in the common stock would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in the common stock and would not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incurred with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A United States Holder would make a QEF election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his U.S. federal income tax return. If we were treated as a PFIC for any taxable year, we would provide each United States Holder with all necessary information in order to make the QEF election described above. Even if a United States Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, different and more adverse tax consequences would apply.

Taxation of United States Holders making a “mark-to-market” election

Alternatively, if we were treated as a PFIC for any taxable year and, as we believe, our stock is treated as “marketable stock,” a United States Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder in income.

Taxation of United States Holders not making a timely QEF or “mark-to-market” election

Finally, if we were treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a “mark-to-market” election for that year, referred to as a “Non-Electing Holder,” would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (ii) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

●	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

●
the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC during the Non-Electing Holder’s holding period would be taxed as ordinary income; and

●
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock. If we were a PFIC and a Non-Electing Holder who was an individual died while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock. Certain of these rules would apply to a United States Holder who made a QEF election for one of our taxable years if we were a PFIC in a prior taxable year during which the holder was a stockholder and for which the holder did not make a QEF election.

U.S. Federal Income Taxation of “Non-United States Holders”

A beneficial owner of common stock (other than a partnership) that is not a United States Holder is referred to herein as a “Non-United States Holder.”

Dividends on common stock

Non-United States Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that dividend income is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, exchange or other disposition of common stock

Non-United States Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

●
the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

●	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-United States Holder is engaged in a United States trade or business for U.S. federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments or other taxable distributions made within the United States to you will be subject to information reporting requirements if you are a United States Non-Corporate Holder. Such payments or distributions may also be subject to backup withholding tax if you are a United States Non-Corporate Holder and you:

●	fail to provide an accurate taxpayer identification number;

●	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

●	in certain circumstances, fail to comply with applicable certification requirements.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-United States Holder and you sell our common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell our common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell our common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the securities offered by this prospectus and DHT Holdings, Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) the Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Commission on March 25, 2010, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed and (ii) the Registration Statement on Form 8-A, filed with the Commission on October 7, 2005.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Requests for such information should be made to us at the following address:

26 New Street
St. Helier
Jersey JE2 3RA
Channel Islands
Phone +44 (0) 1534 639759
Email info@dhtankers.com

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to us that are based on beliefs of our management as well as assumptions made by us and information currently available to us. When used in this document, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders, and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled “Risk Factors” on page 11 of this prospectus.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Factors that might cause results to differ include, but are not limited to, the following:

●	future payments of dividends and the availability of cash for payment of dividends;

●	future operating or financial results, including with respect to the amount of basic hire and additional hire that we may receive;

●	statements about future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

●	statements about tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

●	expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels’ useful lives;

●	expectations about the availability of insurance on commercially reasonable terms;

●	DHT Maritime’s and its subsidiaries’ ability to repay the secured credit facility;

●	our ability to obtain additional financing and to obtain replacement charters for our vessels;

●	assumptions regarding interest rates;

●	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

●	greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

●	changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

●	changes in the rate of growth of the world and various regional economies;

●	risks incident to vessel operation, including discharge of pollutants; and

●	unanticipated changes in laws and regulations.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Our bylaws provide that we shall, subject to the limitations contained in the Marshall Islands Business Corporation Act, as amended from time to time, indemnify all persons whom we may indemnify pursuant thereto.

The form of underwriting agreement, which is filed as Exhibit 1.1 to this registration statement, provides that the underwriters to be named therein agree to indemnify us and hold us harmless, together with each of our directors, officers and controlling persons from and against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or “Securities Act.” This form of underwriting agreement also provides that such underwriters will contribute to amounts paid or payable by such indemnified persons as a result of certain liabilities under the Securities Act.

Item 9. Exhibits.

The exhibits listed in the following table have been filed as part of this registration statement.

Number	Exhibit Description

1.1	Form of Underwriting Agreement (for equity securities)†

1.2	Form of Underwriting Agreement (for debt securities)*

4.1	Form of Debt Securities Indenture†

5.1	Opinion of Reeder & Simpson P.C.†

8.1	Tax Opinion of Cravath, Swaine & Moore LLP†

12.1	Computation of Ratio of Earnings to Fixed Charges†

21.1	List of Subsidiaries of DHT Holdings, Inc.†

23.1	Consent of Ernst & Young AS

23.2	Consent of Reeder & Simpson P.C. (contained in Exhibit 5.1)†

23.3	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1)†

24.1	Powers of Attorney (included on signature page)†

25.1	Statement of Eligibility of Trustee**
___________________

†	Previously filed.

*
To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report of the registrant filed pursuant to the Securities Exchange Act of 1934 and incorporated herein by reference.

**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture of Act of 1939.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, that is part of this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (5) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 under the Securities Act of 1933, as amended, if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3.

(6)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement.

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(10)
To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oslo, Norway, on June 14, 2010.

DHT HOLDINGS, INC.

By:	/s/ Eirik Ubøe
Eirik Ubøe
Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	*	Acting Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2010
RANDEE DAY

	*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 14, 2010
EIRIK UBØE

	*	Chairman and Director	June 14, 2010
ERIK LIND

	*	Director	June 14, 2010
ROLF WIKBORG

	*	Director	June 14, 2010
EINAR MICHAEL STEIMLER

	*	Authorized Representative in the United States	June 14, 2010
DONALD J. PUGLISI
Managing Director Puglisi & Associates

/s/ Eirik Ubøe
*By	Eirik Ubøe
Attorney-in-Fact